Report of Independent Accountants


To the Board of Trustees of
The Putnam Funds and the Board
of Directors of Putnam Fiduciary Trust Company

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Putnam Funds (the Funds) compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 28, 2002.
Management of Putnam Fiduciary Trust Company on behalf of the Funds is responsible for the Funds compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 28, 2002, and with respect to agreement of security purchases and sales, for the period from March 22, 2002 (the date of our last examination), through June 28, 2002:

-	Obtained confirmation of all securities recordkept at banks
with whom the custodian and the Funds have contracted to provide sub-custodian services including Mellon Bank, Bankers
Trust Company, Brown Brothers Harriman & Co., United Missouri
Bank, JP Morgan Chase, and Citibank;

-	Reconciled all such securities to the books and records of the
Funds and the Custodian;

-	Confirmed with brokers or inspected documentation for selected securities purchased but not received; and

-	Agreed selected securities purchased and securities sold or
matured since our last report from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 28, 2002 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees of The Putnam Funds, the Board of Directors and management of Putnam Fiduciary Trust Company, the Securities and Exchange Commission, and the auditors of the Funds and the Trusts and is not intended to be and should not be used by anyone other than these specified parties.




February 24, 2003
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